Exhibit 99.1

HUMANA INC.
2026 STOCK INCENTIVE PLAN

SECTION 1.  Purpose and Establishment

1.1.	Purpose. The purpose of the 2026 Humana Inc. Stock Incentive Plan (the “Plan”) is to strengthen Humana Inc., a Delaware corporation (the “Company”), by providing an incentive to its and its Subsidiaries’ employees, officers, consultants and directors and thereby encouraging them to devote their abilities to the success of the Company and its Subsidiaries, thus enhancing the value of the Company for the benefit of its stockholders. It is also intended to enhance the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

1.2.	Term of the Plan. The Company adopts the Plan effective as of April 16, 2026 the “Effective Date”), the Plan having been approved by the Company’s stockholders on that date. The Plan shall remain in effect until the earliest of: (i) the date that no additional Shares are available for issuance under the Plan, (ii) the date that the Plan has been terminated in accordance with Section 14 or (iii) the day preceding the tenth anniversary of the Effective Date. Upon the termination or expiration of the Plan as provided in this Section 1.2, no Award shall be granted pursuant to the Plan, but any Award granted prior thereto may extend beyond such termination or expiration.

SECTION 2.  DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

2.1.	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Share, Performance Unit, or Share Award.

2.2.	“Award Agreement” or “Agreement” shall mean any written or electronic agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder and signed or otherwise authenticated by both the Company and the Participant.

2.3.	“Board” shall mean the Board of Directors of the Company.

2.4.	“Cause” shall mean, unless otherwise defined in the Award Agreement or a written employment agreement in effect between the Company or any of its Subsidiaries and an individual Participant, a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.

2.5.	“Change in Control” shall mean the occurrence of:

(a)	An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (a) the Company or (b) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”) (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)	The individuals who, as of the effective date of this Plan are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c)	The consummation of:

(i)	A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company where:

(A)	the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(B)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and no agreement, plan or arrangement is in place to change the composition of the board of directors following the merger, consolidation or reorganization; and

(C)	no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(ii)	A complete liquidation or dissolution of the Company; or

(iii)	The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

2.6.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.7.	“Committee” shall mean the Organization & Compensation Committee of the Board (or any successor committee); provided, however, that (i) with respect to Awards to any Eligible Individual subject to Section 16, Committee means all of the members of the Organization & Compensation Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act and (ii) with respect to all Awards, the Committee shall be composed of “independent” directors as required under the New York Stock Exchange listing requirements.

2.8.	“Company” shall mean Humana Inc. and any successor thereto.

2.9.	“Disability” means disability as determined by the Committee in accordance with standards and procedures similar to those under the Company’s long term disability plan.

2.10.	“Divestiture” means the sale or other transfer of equity securities of a Subsidiary to a person or entity other than the Company or an affiliate of the Company, or if a Subsidiary leases, exchanges or transfers all or any portion of its assets to such a person or entity, then the Committee may specify that such transaction or event constitutes a “Divestiture”.

2.11.	“Dividend Equivalent Rights” means a right to receive cash or Shares based on the value of dividends that are paid with respect to Shares.

2.12.	“Eligible Individual” means any Employee or any director or consultant of the Company, any of its Subsidiaries, joint ventures and affiliated entities.

2.13.	“Employee” shall mean any employee of the Company or of any of its Subsidiaries. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be a Subsidiary of the Company, even if he or she continues to be employed by such employer.

2.14.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

2.15.	“Fair Market Value” shall mean, (i) with respect to Shares, the average of the highest and lowest reported sales prices, regular way, of Shares in transactions reported on the New York Stock Exchange composite tape on the date of determination of Fair Market Value, or if no sales of Shares are reported on the New York Stock Exchange for that date, the comparable average sales price for the last previous day for which sales were reported on the New York Stock Exchange composite tape or the value of a Share for such date as established by the Committee using any other method of valuation and (ii) with respect to any other property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.16.	“Good Reason” shall mean, unless otherwise defined in the Award Agreement, a written employment agreement in effect between the Company or any of its Subsidiaries and an individual Participant, or a Company policy applicable to an individual Participant, the relocation of the Participant’s office at which Participant is to perform his or her duties to a location more than thirty (30) miles from the location at which the Participant performed his or her duties prior to a Change in Control.

2.17.	“Incentive Stock Option” shall mean an Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto and designated by the Committee as an Incentive Stock Option.

2.18.	“Nonqualified Stock Option” shall mean an Option granted under Section 6 hereof that is not an Incentive Stock Option.

2.19.	“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.20.	“Parent” shall mean any corporation which is a parent corporation within the meaning of Section 424(e) of the Code with respect to the Company.

2.21.	“Participant” shall mean an Eligible Individual who is selected by the Committee to receive an Award under the Plan.

2.22.	“Performance Award” shall mean any Award of Performance Shares or Performance Units pursuant to Section 9 hereof.

2.23.	“Performance Objectives” shall have the meaning set forth in Section 9.3(a).

2.24.	“Performance Period” shall mean that period, established by the Committee during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.25.	“Performance Share” shall mean any Shares issued or transferred to a Participant under Section 9.2.

2.26.	“Performance Unit” shall mean Performance Units granted to a Participant under Section 9.1.

2.27.	“Plan” shall mean the 2026 Humana Inc. Stock Incentive Plan, as the same may be amended from time to time.

2.28.	“Position Elimination” means the elimination of the Participant’s position in accordance with standard coding practices.

2.29.	“Prior Equity Plans” means the 2011 Stock Incentive Plan and the Amended and Restated Humana Inc. Stock Incentive Plan.

2.30.	“Qualifying Termination” shall have the meaning set forth in Section 12.1.

2.31.	“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any forfeiture provisions and any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.32.	“Restricted Stock Award” shall mean an award of Restricted Stock under Section 8 hereof.

2.33.	“Restricted Stock Units” means rights granted to an Eligible Individual under Section 8 representing a right to receive a hypothetical number of Shares.

2.34.	“Retirement” shall mean a Participant’s retirement from the Company or a Subsidiary, as applicable on or after the first day of the month coincident with or following the date on which all of the following shall have occurred:

(a)	the Participant has completed five years of retirement service;

(b)	the Participant has reached at least age 55; and

(c)	the Participant’s age plus years of retirement service equals or exceeds 65.

A Participant’s “years of retirement service” shall be determined as provided for in the Humana Retirement and Savings Plan, as may be amended from time to time.

2.35.	“Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

2.36.	“Share Award” means an Award of Shares granted pursuant to Section 10.

2.37.	“Shares” shall mean the shares of common stock, $.162/3 par value, of the Company and such other securities of the Company into which such Shares are changed or for which such shares are exchanged.

2.38.	“Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant which shall not be less than the Fair Market Value of one Share on such date of grant of the right.

2.39.	“Strategic Joint Venture” means a business arrangement entered into by the Company with one or more other parties to own and operate an entity in which the Company continues to have a strategic interest.

2.40.	“Subsidiary” shall mean (i) a “subsidiary corporation” of the Company as defined in Section 424(f) of the Code, or (ii) other than for purposes of determining who is an Employee that is eligible for an Award of Incentive Stock Option, any other entity in which the Company directly or indirectly owns 50% or more of the voting interests.

2.41.	“Substitute Award” shall have the meaning set forth in Section 4.3.

2.42.	“Ten-Percent Stockholder” means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422 or the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

2.43.	“Transaction” means (a) a liquidation or dissolution of the Company or (b) a merger, consolidation or reorganization of the Company. For the avoidance of doubt, a Transaction may be a transaction that is also a Change in Control.

2.44.	“Workforce Reduction” means a reduction in force, as determined by the Company in accordance with its standard coding procedures.

SECTION 3.  ADMINISTRATION

3.1.	Authority of Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such resolutions not inconsistent with the provisions of the Plan, as may from time to time be adopted by the Board, to: (i) select those Eligible Individuals to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) accelerate the exercisability of, and accelerate or waive any restrictions and conditions applicable to an Award; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (viii) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan; and (xi) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable. Notwithstanding anything in this Section 3.1 to the contrary, the Committee shall not have the authority to reduce the exercise price for Options and Stock Appreciation Rights other than in connection with adjustments as provided in Section 4.6.

3.2.	Decisions Binding. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company and its Subsidiaries, any Participant, and any Eligible Individual.

3.3.	Delegation. Subject to all applicable laws and the terms of the Plan, the Committee may delegate, in whole or in part and as limited by the Committee, its authority as identified herein to any individual or committee of individuals (who need not be a director serving on the Board), including without limitation the authority to make Awards to Eligible Individuals who are not officers or directors of the Company, or any of its Subsidiaries who are not subject to Section 16. To the extent that the Committee delegates its authority to make Awards as provided by this Section 3.3, all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Committee’s delegate.

3.4.	The terms and conditions of Awards need not be the same with respect to each recipient. The Committee shall have full and final authority to select those Eligible Individuals who will receive Awards, which shall be evidenced by an Award Agreement between the Company and the Participant.

SECTION 4.  SHARES SUBJECT TO THE PLAN

4.1.	Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.6, the aggregate number of Shares that may be granted to Participants pursuant to Awards under the Plan shall not exceed ten million seven hundred ninety-eight thousand two hundred four (10,798,204) Shares. Any Shares granted as Options or Stock Appreciation Rights shall be counted against this number as one (1) Share for every one (1) Share granted. Any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this number as two and eighty-six hundredths (2.86) Shares for every one (1) Share granted. For the avoidance of doubt, upon the Effective Date no new awards will be granted pursuant to the Prior Equity Plans; provided, however, that any awards outstanding pursuant to a Prior Equity Plan prior to the Effective Date that is forfeited for no consideration shall be added as (a) one (1) Share for each one (1) Share subject to an Option or Stock Appreciation Right or (b) three and thirty-five hundredths (3.35) Shares for every one (1) Share granted subject to an Award other than an Option or a Stock Appreciation Right.

4.2.	Lapsed Awards. If any Award (or portion thereof) is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall not count against the aggregate number of Shares that may be granted under the Plan set forth in Section 4.1 above and may again be the subject of Awards hereunder. Any Shares that again become subject to Awards pursuant to this Section 4.2 shall be added back as (a) one (1) Share for each one (1) Share subject to an Option or Stock Appreciation Right or v) two and eighty-six hundredths (2.86) Shares for every one (1) Share granted subject to an Award other than an Option or Stock Appreciation Right; provided, however, that any awards outstanding pursuant to a Prior Equity Plan prior to the Effective Date that again become subject to Awards pursuant to this Section 4.2 as shall be added back as (A) one (1) Share for each one (1) Share subject to an Option or Stock Appreciation Right or (B) three and thirty-five hundredths (3.35) Shares for every one (1) Share granted subject to an Award other than an Option or a Stock Appreciation Right. If the exercise of a Stock Appreciation Right or Option involves the issuance of fewer Shares than were subject to the Stock Appreciation Right or Option, then Shares not issued may not again become subject to Awards under the Plan.

4.3.	Other Items Not Included. The following items shall not count against the aggregate number of Shares that may be issued under the Plan set forth in Section 4.1 above: (i) the payment in cash of dividends or dividend equivalents under any outstanding Award; (ii) any Award that is settled in cash rather than by issuance of Shares; or (iii) Awards granted through the assumption or conversion of, or in substitution for, outstanding awards previously granted to individuals who become Employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary (“Substitute Award”). For the avoidance of doubt, Shares that are (a) withheld to cover tax withholding obligations of the Participant with respect to any Award, (b) tendered as payment to satisfy the exercise price of an Option for an Option exercise or (c) repurchased by the Company using Option exercise proceeds, shall in each case count against the number of Shares that may be issued under the Plan.

4.4.	Award Limits. Notwithstanding any provision herein to the contrary, the following provisions shall apply (subject to adjustment as provided in Section 4.6 below):

(i)	in no event shall a Participant receive an Award or Awards (other than Performance Units denominated in dollars) during the term of the Plan in the aggregate in respect of more than twenty percent (20%) of the Shares (whether such Award or Awards may be settled in Shares, cash or any combination of Shares and cash) authorized under the Plan, and the maximum dollar amount of Performance Units denominated in dollars which may be paid in any calendar year shall not exceed $3,000,000 in the case of the chief executive officer of the Company or $1,500,000 in the case of any other Participant.

(ii)	in no event shall more than fifty percent (50%) of the Shares authorized under the Plan be issued upon the exercise of Incentive Stock Options granted under the Plan.

(iii)	in no event shall any non-employee director of the Company be granted Awards that would result in total compensation for such director in connection with their service on the Company’s Board of Directors in excess of (a) with respect to a non-employee director, $1,000,000, and (b) with respect to a non-employee Chairman of the Board, $1,500,000, in each case, in any calendar year.

4.5.	Source of Shares. The Company shall reserve for purposes of the Plan unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board.

4.6.	Adjustments. In the event of any merger, reorganization, consolidation, reclassification, recapitalization, stock dividend, stock split, reverse stock split, spin-off, split-up, issuance of warrants, rights or debentures, extraordinary dividend, property dividend, combination or exchange of shares, repurchase of shares or similar transaction or other change in corporate structure affecting the Shares, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and classes of Shares or other stock or securities with respect to which Options or other Awards may be granted under the Plan, and (ii) the number and class of Shares or other stock, securities or other property which are subject to outstanding Options or other Awards granted under the Plan and the purchase price therefore, if applicable. Any such adjustment in the Shares subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such a manner as not to constitute a modification as defined by Section 424 of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code. In addition, any such adjustment to outstanding Awards (i) that are subject to Section 409A of the Code shall be made only to the extent permitted by Section 409A of the Code and (ii) that are not subject to Section 409A of the Code shall be made in a manner that will not result in the Award becoming subject to Section 409A of the Code.

SECTION 5.  ELIGIBILITY

Any Eligible Individual shall be eligible to be selected as a Participant; provided, however, that only Employees may be granted Awards of Incentive Stock Options.

SECTION 6.  STOCK OPTIONS

Options may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, the terms and conditions of which shall be set forth in an Award Agreement. If a Participant shall fail to execute the Award Agreement evidencing an Award of Options, and any other documents that the Committee may require, within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

6.1.	Option Price. The exercise price per Share under an Option shall be determined by the Committee in its sole discretion; provided that, except in the case of an Option pursuant to a Substitute Award, such purchase price shall not be less than the Fair Market Value of a Share on the date of the grant of the Option (110% of the Fair Market Value in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

6.2.	Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years (five (5) years in the case of an Incentive Stock Option issued to a Ten-Percent Stockholder) from the date the Option is granted except as provided under Section 13.

6.3.	Exercisability. Options shall be exercisable at such time or times as determined by the Committee and set forth in the Award Agreement; provided, however, that the Committee may accelerate the time or times at which an Option shall be exercisable at any time in its sole discretion.

6.4.	Method of Exercise. The exercise of an Option shall be made only by a (i) written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive offices, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Award Agreement pursuant to which the Option was granted, or (ii) such other method as the Committee may permit. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid, as determined by the Committee in its discretion, in either (or any combination thereof): (i) cash, or (ii) the transfer of Shares previously owned by the Participant, for a time period determined by the Committee, to the Company upon such terms and conditions as determined by the Committee. Any Shares transferred to the Company as payment of the purchase price under an Option shall be valued at their Fair Market Value on the date prior to the date of exercise of such Option. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures (other than Share withholding) which are, from time to time, deemed acceptable by the Committee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option, and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

6.5.	Incentive Stock Options. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options may be granted to a Participant and the terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

6.6.	Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities. Similarly, the Committee may require Shares to be held for a specific period of time.

6.7.	Dividend Equivalent Rights. Dividend Equivalent Rights relating to ordinary dividends will not be payable with respect to, nor result in the adjustment of, Options.

6.8.	Non-Transferability. No Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and an Option shall be exercisable during the lifetime of such Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Award Agreement evidencing an Option (other than an Incentive Stock Option) at the time of grant or thereafter, that the Option may be transferred to members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Plan, a transferee of an Option shall be deemed to be the Participant. For this purpose, immediate family means the Participant’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Participant.

SECTION 7.  STOCK APPRECIATION RIGHTS

The Committee may in its discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. If a Participant shall fail to execute the Award Agreement evidencing an Award of Stock Appreciation Rights, and any other documents that the Committee may require, within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 7, be subject to the same terms and conditions as the related Option.

7.1.	Time of Grant. A Stock Appreciation Right may be granted (i) at any time if unrelated to an Option, or (ii) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

7.2.	Stock Appreciation Right Related to an Option.

(a)	Exercise. A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable, and will not be transferable except to the extent the related Option may be transferable.

(b)	Amount Payable. Upon the exercise of a Stock Appreciation Right related to an Option, the Participant shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised.

Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Award Agreement evidencing the Stock Appreciation Right at the time it is granted.

(c)	Treatment of Related Options and Stock Appreciation Rights Upon Exercise. Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

7.3.	Stock Appreciation Right Unrelated to an Option. The Committee may grant to Eligible Individuals Stock Appreciation Rights unrelated to Options. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years other than in the event of the death or Disability of the Participant as set forth in Section 13. Upon exercise of a Stock Appreciation Right unrelated to an Option, the Participant shall be entitled to receive an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (b) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Award Agreement evidencing the Stock Appreciation Right at the time it is granted.

7.4.	Non-Transferability. No Stock Appreciation Right shall be transferable by the Participant other than by will or by the laws of descent and distribution, and such Stock Appreciation Right shall be exercisable during the lifetime of such Participant only by the Participant or his or her guardian or legal representative. The terms of such Stock Appreciation Right shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Participant.

7.5.	Method of Exercise. Stock Appreciation Rights shall be exercised by a Participant only by (i) a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive offices, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised or (ii) such other method as the Committee may permit.

7.6.	Dividend Equivalent Rights. Dividend Equivalent Rights relating to ordinary dividends will not be payable with respect to, nor result in the adjustment of, Stock Appreciation Rights.

7.7.	Form of Payment. Payment of the amount determined under Section 7.2 or 7.3 may be made in the discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the date prior to the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

SECTION 8.  RESTRICTED STOCK; RESTRICTED STOCK UNITS

8.1.	Grants. Restricted Stock Awards may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan. The terms and conditions of Restricted Stock Awards shall be set forth in an Award Agreement between the Company and the Participant. Each Award Agreement shall contain such restrictions, which may include such terms and conditions, including forfeiture provisions, as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Award Agreements may require that an appropriate legend be placed on Share certificates.

8.2.	Purchase Price. The purchase price, if any, for Shares of Restricted Stock shall be determined by the Committee, but shall not be less than the par value per Share, except in the case of treasury Shares, for which no payment need be required. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 8.

8.3.	Rights of Participant. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted provided that the Participant has executed an Award Agreement, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Participant shall fail to execute the Award Agreement evidencing a Restricted Stock Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon delivery of the Shares to the escrow agent, the Participant shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

8.4.	Non-transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Participant shall have lapsed in the manner set forth in Section 8.5, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Participant.

8.5.	Lapse of Restrictions. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Award Agreement evidencing the Award shall set forth any such restrictions. The Committee may accelerate or waive any or all of the restrictions and conditions applicable to any Award, for any reason.

8.6.	Treatment of Dividends; Dividend Equivalent Rights.

(a)	The payment to the Participant of dividends, or a specified portion thereof, declared or paid on Shares of Restricted Stock by the Company shall be (i) deferred until the lapsing of the restrictions imposed upon such Shares, (ii) held by the Company for the account of the Participant until such time and (iii) to the extent that the related Shares of Restricted Stock are forfeited, the deferred dividend shall also be forfeited. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

(b)	To the extent that the Committee grants Dividend Equivalent Rights with respect to Restricted Stock Units, such Dividend Equivalent Rights shall be deferred until the lapsing of the restrictions imposed upon such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement, or other lapse of restrictions on the Award (including Restricted Stock Units) to which the Dividend Equivalent Rights relate; provided, however that a Dividend Equivalent Right granted in tandem with another Award (including a Restricted Stock Unit) that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award (including a Restricted Stock Unit) with respect to which such dividends are payable. For the avoidance of doubt, to the extent the Award (including a Restricted Stock Unit) to which the Dividend Equivalent Rights relate is forfeited, the related Dividend Equivalent Rights shall also be forfeited. In the event that the amount payable in respect of Dividend Equivalent Rights is to be deferred, the Committee shall determine whether such amount is to be held in cash or reinvested in Shares or deemed (notionally) reinvested in Shares. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or multiple installments, as determined by the Committee.

(c)	For the further avoidance of doubt, all dividend, or a specified portion thereof, declared or paid on Shares of Restricted Stock by the Company, and all Dividend Equivalent Rights with respect to Restricted Stock Units, shall be deferred until the lapsing of the restrictions imposed upon such Shares or Dividend Equivalent Rights, or until the vesting (including vesting based on the achievement of performance goals), exercise, payment, settlement, or other lapse of restrictions on the Award (including Restricted Stock Units) to which the Dividend Equivalent Rights relate (including Restricted Stock Units). To the extent that the Award that the dividends or Dividend Equivalent Rights relate is forfeited, the related dividends or Dividend Equivalent Rights shall also be forfeited.

8.7.	Delivery of Shares. Upon the lapse of the restrictions and forfeiture provisions on Shares of Restricted Stock, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares, free of all restrictions hereunder.

8.8.	Restricted Stock Unit Awards. The Committee may grant to Eligible Individuals Awards of Restricted Stock Units, the terms and conditions of which shall be set forth in an Award Agreement. Each Restricted Stock Unit shall represent the right of the Participant to receive a payment upon vesting of the Restricted Stock Unit or on any later date specified by the Committee equal to the Fair Market Value of a Share as of the date the Restricted Stock Unit was granted, the vesting date or such other date as determined by the Committee at the time the Restricted Stock Unit was granted. The Committee may, at the time a Restricted Stock Unit is granted, provide a limitation on the amount payable in respect of each Restricted Stock Unit. The Committee may provide for the settlement of Restricted Stock Units in cash or with Shares having a Fair Market Value equal to the payment to which the Participant, or in such combination of Shares and cash as the Committee in its discretion shall determine. Restricted Stock Units shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

SECTION 9.  PERFORMANCE AWARDS

9.1.	Performance Units. The Committee, in its discretion, may grant Awards of Performance Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Award Agreement between the Company and the Participant. Performance Units may be

denominated in Shares or a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Period, represent the right to receive payment of (i) in the case of Share-denominated Performance Units, the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit becomes vested or any other date specified by the Committee; (ii) in the case of dollar-denominated Performance Units, the specified dollar amount; or (iii) a percentage (which may be more than 100%) of the amount described in clause (i) or (ii) depending on the level of Performance Objective attainment; provided, however, that the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. If a Participant shall fail to execute the Award Agreement evidencing an Award of Performance Units, and any other document that the Committee may require, within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. Each Award Agreement shall specify the number of Performance Units to which it related, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Period within which such Performance Objectives must be satisfied.

(a)	Vesting and Forfeiture. A Participant shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Award Agreement are satisfied for the Performance Period.

(b)	Payment of Awards. Payment to Participants in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Period to which such Award relates unless the Award Agreement evidencing the Award provides for the deferral of payment, in which event the terms and conditions of the deferral shall be set forth in the Award Agreement. Such payments may be made entirely in Shares valued at the Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine; provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

(c)	Non-transferability. Performance Units shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

9.2.	Performance Shares. The Committee, in its discretion, may grant Awards of Performance Shares to Eligible Individuals with such terms and conditions including forfeiture provisions as the Committee shall determine and as set forth in an Award Agreement. Each Award Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions.

(a)	Rights of Participant. The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Participant; provided, however, that no Performance Shares shall be issued until the Participant has executed an Award Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance Shares. If a Participant shall fail to execute the Award Agreement evidencing an Award of Performance Shares, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon delivery of the Shares to the escrow agent, the Participant shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b)	Non-transferability. Until all restrictions upon the Performance Shares awarded to a Participant shall have lapsed, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Participant. The Committee also may impose such other restrictions and conditions on the Performance Shares, if any, as it deems appropriate.

(c)	Lapse of Restrictions. Restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted.

(d)	Treatment of Dividends; Dividend Equivalent Rights.

(i)	The payment to the Participant of dividends, or a specified portion thereof, declared or paid on such Performance Shares by the Company shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares, (ii) held by the Company for the account of the Participant until such time and (iii) to the extent that the related Performance Shares are forfeited, the deferred dividend shall also be forfeited. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or as additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

(ii)	To the extent that the Committee grants Dividend Equivalent Rights, such Dividend Equivalent Rights shall be deferred until the lapsing of the restrictions imposed upon such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement, or other lapse of restrictions on the Award (including any Performance Units) to which the Dividend Equivalent Rights relate; provided, however that a Dividend Equivalent Right granted in tandem with another Award (including a Performance Unit) that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award (including any Performance Units) with respect to which such dividends are payable. For the avoidance of doubt, to the extent the Award (including any Performance Units) to which the Dividend Equivalent Rights relate is forfeited, the related Dividend Equivalent Rights shall also be forfeited. In the event that the amount payable in respect of Dividend Equivalent Rights is to be deferred, the Committee shall determine whether such amount is to be held in cash or reinvested in Shares or deemed (notionally) reinvested in Shares (in each case as may relate to Performance Units). Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or multiple installments, as determined by the Committee.

(iii)	For the further avoidance of doubt, all dividend, or a specified portion thereof, declared or paid on Performance Shares by the Company, and all Dividend Equivalent Rights with respect to Performance Units, shall be deferred until the lapsing of the restrictions imposed upon such Performance Shares or Dividend Equivalent Rights (including those relating to Performance Units), or until the vesting (including vesting based on the achievement of performance goals), exercise, payment, settlement, or other lapse of restrictions on the Award (including Performance Units) to which the Dividend Equivalent Rights relate (including Performance Units). To the extent that the Performance Share or Performance Unit that the dividends or Dividend Equivalent Rights relate is forfeited, the related dividends or Dividend Equivalent Rights shall also be forfeited.

(e)	Delivery of Shares. Upon the lapse of the restrictions on Performance Shares awarded hereunder, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares, free of all restrictions hereunder.

9.3.	Performance Objectives.

(a)	Establishment. Performance objectives (“Performance Objectives”) for Performance Awards may be expressed in terms of (i) earnings per share, (ii) Share price, (iii) consolidated net income, (iv) pre-tax profits, (v) earnings or net earnings, (vi) return on equity or assets, (vii) sales, (viii) cash flow from operating activities, (ix) return on invested capital, (x) membership, (xi) other performance objectives as determined by the Committee, or (xii) any combination of the foregoing. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

(b)	Effect of Certain Events.

(i)	Notwithstanding anything to the contrary set forth herein, the Performance Objectives shall be adjusted to reflect the following events, subject to such event resulting in a change to the applicable Performance Objective in excess of the aggregate threshold amount established by the Committee at the time of the granting of the applicable Award; (A) the acquisition or disposition of a business, a merger, or a similar transaction, and the related integration costs including external costs such as legal, accounting and consulting fees and internal costs such as severance and benefits, contract cancellation costs, lease abandonment costs, overhead costs of integration including allocated wages and benefits and administrative costs in connection therewith; (b) impact of securities issuances or repurchases in connection with an acquisition or disposition of a business, a merger, or a similar transaction, and related expenses including both direct and incremental costs incurred in connection therewith; (c) changes in accounting principles, tax laws, or other laws, provisions or regulations; (d) any litigation or regulatory investigations not in the ordinary course of business; (e) restructuring activity, including, but not limited to, reductions in force not in the ordinary course of business; (f) impact of exit or disposal activities, such as the close of blocks of business, market or product exits, asset sales or abandonments, contracts placed in run-off, related premium deficiency reserves or capital charges; and (g) any extraordinary, natural disaster, unusual and/or infrequent event, including, but not limited to those defined by SEC Regulation S-K Item 10(e), as appropriate for reporting as non-GAAP financial measures. For the avoidance of doubt, the Committee shall in all events retain the discretion to reduce (but not increase) any Award, regardless of the result of any adjustments described above.

(ii)	At the time of the granting of an Award, or at any time thereafter, the Committee may provide for the manner in which the performance will be measured against the Performance Objectives (or, to the extent not adjusted in accordance with Section 9.3(b)(i) above, may adjust the Performance Objectives) to reflect the impact of specified events, including any one or more of the following with respect to the Performance Period (A) the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period; (B) the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence; (C) the gains or losses resulting from and the direct expenses incurred in connection with, the disposition of a business, or the sale of investments or non-core assets; (D) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; (E) the impact of impairment of tangible or intangible assets, including goodwill; (F) the impact of restructuring or business recharacterization activities, including but not limited to reductions in force that are reported publicly by the Company; or (G) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year. The events may relate to the Company as a whole or to any part of the Company’s business or operations, as determined by the Committee at the time the Performance Objectives are established. Any adjustments based on the effect of certain events are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee.

SECTION 10.  SHARE AWARDS

The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.  Dividend Equivalent Rights relating to ordinary dividends will not be payable with respect to, nor result in the adjustment of, Share Awards

SECTION 11.  EFFECT OF CERTAIN TRANSACTIONS

Except as otherwise provided in the applicable Award Agreement, in connection with a Transaction, either:

11.1.	outstanding Awards shall, unless otherwise provided in connection with the Transaction, continue following the Transaction and shall be adjusted if and as provided for in the agreement or plan (in the case of a liquidation or dissolution of the Company) entered into or adopted in connection with the Transaction, which may include, in the sole discretion of the Committee or the parties to the Transaction, the assumption, conversion or continuation of such Awards by, or the substitution for such Awards of new awards of, the surviving, successor or resulting entity, or a parent or subsidiary thereof, with such adjustments as to the number and kind of shares or other securities or property subject to such new awards, exercise prices and other terms of such new awards as the Committee or the parties to the Transaction shall agree, or

11.2.	outstanding Awards shall terminate upon the consummation of the Transaction and:

(a)	in the case of vested Options and Stock Appreciation Rights (including any Options and Stock Appreciation Rights that would become vested upon the consummation of the Transaction), (x) the holders of affected Options and Stock Appreciation Rights will be given a period of at least fifteen (15) days prior to the date of the consummation of the Transaction to exercise the Options or Stock Appreciation Rights (to the extent they were exercisable, and including any Options and Stock Appreciation Rights that would become vested upon the consummation of the Transaction) or (y) the holders of the affected Options and Stock Appreciation Rights will be paid (in cash or cash equivalents) in respect of each Share covered by the Option or Stock Appreciation Right being cancelled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the Transaction (the value of any non-cash consideration to be determined by the Committee in its sole discretion) over the exercise price of the Option or Stock Appreciation Right. For avoidance of doubt, (1) the cancellation of Options and Stock Appreciation Rights pursuant to clause (y) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Agreement and (2) if the amount determined pursuant to clause (y) of the preceding sentence is zero or less, the affected Option or Stock Appreciation Right may be cancelled without any payment therefor.

(b)	in the case of vested Awards other than Options or Stock Appreciation Rights (including those Awards that could become vested upon the consummation of the Transaction), providing the holders of affected Awards payment (in cash or other consideration upon or immediately following the consummation of the Transaction, or, to the extent permitted or required by Section 409A of the Code, on a deferred basis) in respect of each Share covered by the Award being cancelled of the per Share price to be paid or distributed to stockholders in the Transaction, in each case with a value of any non-cash consideration to be determined by the Committee in its sole discretion.

SECTION 12.  CHANGE IN CONTROL.

12.1.	If an Award is assumed, converted, continued or substituted pursuant to Section 11.1 in connection with a Change in Control, the Award shall continue to vest in accordance with its existing terms (with any Award that vests based on the achievement of performance goals to have such performance goals deemed to have been achieved at target level but continue to be subject to any time-based vesting requirements); provided, however, that if the Participant’s employment is terminated within two years immediately following the Change in Control (i) by the acquirer or successor for any reason other than Cause or (ii) by the Participant for Good Reason (each a “Qualifying Termination”):

(a)	any Options and Stock Appreciation Rights that are assumed, converted, continued or substituted pursuant to Section 11.1 in connection with a Change in Control and that are outstanding as of the date of the Participant’s Qualifying Termination shall become fully vested and immediately exercisable in its entirety and the Options or Stock Appreciation Rights shall remain excisable until the second anniversary of the date of termination of the Participant’s employment, but in no event beyond the applicable expiration date of the Award; and

(b)	the restrictions, limitations and other conditions applicable to Restricted Stock Award, Restricted Stock Unit, Performance Share, Performance Unit, or Share Award that are assumed, converted, continued or substituted pursuant to Section 11.1 in connection with a Change in Control and that are outstanding as of the date of the Participant’s Qualifying Termination shall lapse and the Restricted Stock Award, Restricted Stock Unit, Performance Share, Performance Unit, or Share Award shall become free of all restrictions, limitations and conditions and become fully vested and, to the extent applicable, shall settle in accordance with the terms of the applicable Award Agreement.

12.2.	If the Awards outstanding as of the date of the Change in Control are not assumed, converted continued or substituted pursuant to Section 11.1 in connection with the Change in Control:

(a)	any Options and Stock Appreciation Rights shall become fully vested and immediately exercisable in its entirety immediately prior to the Change in Control and shall be treated as vested Options or Stock Appreciations Rights in accordance with Section 11.2(a); and

(b)	the restrictions, limitations and other conditions applicable to Restricted Stock Award, Restricted Stock Unit, Performance Share, Performance Unit, or Share Award outstanding as of the date of the Change in Control shall lapse and the Restricted Stock Award, Restricted Stock Unit, Performance Share, Performance Unit, or Share Award shall become free of all restrictions, limitations and conditions and become fully vested, and shall be treated as vested Awards in accordance with Section 11.2(b); and

(c)	for any Award that vests based on the achievement of performance goals, shall vest with such performance goals deemed to have been achieved at target level and shall be treated as vested Awards in accordance with Section 11.2(b).

SECTION 13.  TERMINATION OF EMPLOYMENT, DIRECTORSHIP OR CONSULTANCY; DEATH OR DISABILITY

Unless otherwise determined by the Committee or as explicitly provided in Section 12:

(a)	If the employment, directorship or consultancy of a Participant with the Company is terminated for Cause, all the rights of such Participant under any then outstanding Award shall terminate immediately, regardless of whether or not such Award is then vested.

(b)	If the employment, directorship or consultancy of the Participant is terminated for any reason other than for Cause, Retirement, death, Disability, a Divestiture of the business, Workforce Reduction, Position Elimination or the Participant’s transfer to a Strategic Joint Venture:

(i)	Any outstanding Options and Stock Appreciation Rights shall be exercisable by such Participant or a personal representative at any time prior to the expiration date of the Option or Stock Appreciation Right or within ninety (90) days after the date of such termination, whichever is the shorter period, but only to the extent the Option or Stock Appreciation Right was exercisable at the date of termination.

(ii)	Any Shares of Restricted Stock, Performance Awards or Restricted Stock Units with respect to which restrictions shall not have lapsed shall thereupon be forfeited immediately by the Participant and returned to the Company, and the Participant shall only receive the amount, if any, paid by the Participant for such Awards; provided that the Committee may determine, in its sole discretion, in the case of a termination of employment other than for Cause, that the restrictions on some or all of such Awards then held by the Participant shall immediately lapse.

(c)	In the event of the Participant’s Retirement:

(i)	(A) To the extent any Option or Stock Appreciation Right (or portion thereof) is exercisable on the date of such Retirement, the Option or Stock Appreciation Right shall be exercisable for the two (2) year period after the date of such Retirement, but in no event beyond the expiration date of the Option or Stock Appreciation Right, and only to the extent the Option or Stock Appreciation Right (or portion hereof) was exercisable on the date of the Participant’s Retirement and (B) (I) to the extent that the Option or Stock Appreciation Right (or portion thereof) (x) is not exercisable as of the date of such Retirement and (y) has been held by the Participant for at least twelve (12) months from the original date of grant, the unvested portion of the Option or Stock Appreciation Right shall continue to vest and become exercisable upon the regular vesting dates (as set forth in the Award Agreement) that would occur during the twelve

(12) month period immediately following the date of such Retirement as if the Participant continued to be employed by the Company, and (II) to the extent that the Option or Stock Appreciation Right (or portion thereof) (x) is not exercisable as of the date of such Retirement and (y) has not been held by the Participant for at least twelve (12) months from the original date of grant, a prorated portion of the Option or Stock Appreciation Right that would have vested on the next scheduled vesting date (as set forth in the Award Agreement) shall vest and become exercisable upon the next scheduled vesting date, with the proration to be determined by calculating the product of (A) the quotient of (x) the number of completed months the Participant has been employed since the date of grant of the Option or Stock Appreciation Right or the most recent vesting date, as applicable, divided by (y) the number of months in the current vesting period, multiplied by (B) the total number of Options or Stock Appreciation Rights that were scheduled to vest and become exercisable on the next scheduled vesting date; provided, that, the Committee may determine, in its sole discretion, that the restrictions on some or all of the Options or Stock Appreciation Rights held by the Participant as of the date of Retirement shall immediately lapse. The portion of the Option or Stock Appreciation Right that vests pursuant to clause (B) of this Section 13(c)(i) shall be exercisable at any time within two (2) years following the vesting date of such Option or Stock Appreciation Right, but in no event beyond the expiration date of the Option or Stock Appreciation Right.

(ii)	(A)The portion of any unvested Shares of Restricted Stock or Restricted Stock Units (and related Dividend Equivalent Rights) that (x) the Participant has held for at least twelve (12) months from the original date of grant and (y) would ordinarily vest within twelve (12) months of the date of Retirement shall continue to vest on regularly scheduled vesting dates (as set forth in the Award Agreement) in the same manner as if the Participant continued to be employed by the Company through the applicable vesting dates, and (B) a prorated portion of any unvested Shares of Restricted Stock or Restricted Stock Units (and related Dividend Equivalent Rights) that (x) the Participant has held for less than twelve (12) months from the original date of grant and (y) would ordinarily vest within twelve (12) months of the date of Retirement shall continue to vest on regularly scheduled vesting (as set forth in the Award Agreement), with the proration to be determined by calculating the product of (i) the quotient of (x) the number of completed months the Participant has been employed since the date of grant or the most recent vesting date, as applicable, divided by (y) the number of months in the current restricted vesting period, multiplied by (ii) the total number of Shares of Restricted Stock or Restricted Stock Units that were scheduled to vest on the next scheduled vesting date; provided, that, the Committee may determine, in its sole discretion, that the restrictions on some or all of the Shares of Restricted Stock or Restricted Stock Units held by the Participant as of the date of termination of employment shall immediately lapse.

(iii)	A prorated portion of any unvested Performance Awards (and related Dividend Equivalent Rights) that would have vested on the next scheduled vesting date (as set forth in the Award Agreement) shall vest on the next scheduled vesting date, with the proration to be determined by calculating the product of (i) the quotient of (x) the number of completed months the Participant has been employed since the date of grant or the most recent vesting date, as applicable, divided by (y) the number of months in the current restricted vesting period, multiplied by (ii) the total number of Performance Awards that were scheduled to vest on the next scheduled vesting date (taking into account achievement of applicable performance goals); provided, that, the Committee may determine, in its sole discretion, that the restrictions on some or all of the Performance Awards held by the Participant as of the date of Retirement shall immediately lapse. For purposes of the foregoing calculation, a month is complete on the day in the following month that corresponds to the date of grant.

(d)	In the event of Disability or death of a Participant:

(i)	All outstanding Options and Stock Appreciation Rights of such Participant then outstanding shall become immediately exercisable in full. In the event of death of a Participant, all Options and Stock Appreciation Rights of such Participant shall be exercisable by the person or the persons to whom those rights pass by will or by the laws of descent and distribution or, if appropriate, by the legal representative of the estate of the deceased Participant at any time within two (2) years after the date of death, regardless of the expiration date of the Option or Stock Appreciation Right, except for Incentive Stock Options which may not be exercised later than the expiration date of the Options. In the event of Disability of any Participant, all Options and Stock Appreciation Rights of such Participant shall be exercisable by the Participant, or, if incapacitated, by a legal representative at any time within two (2) years of the date of determination of Disability regardless of the expiration date of the Option or Stock Appreciation Right, except for Incentive Stock Options which may not be exercised later than the expiration date of the Options.

(ii)	Any restriction and other conditions applicable to any Shares of Restricted Stock, Performance Awards or Restricted Stock Units then held by the Participant, including, but not limited to, vesting requirements, shall immediately lapse, and Performance Awards will be deemed vested at target levels.

(e)	If the employment, directorship or consultancy of the Participant is terminated due to a Divestiture of the business to which the Participant provides services or due to a transfer to a Strategic Joint Venture:

(i)	(A) to the extent that any outstanding Options or Stock Appreciation Rights (or a portion hereof) are exercisable as of the date of such termination of employment, the Option or Stock Appreciation Right (or portion hereof) shall be exercisable until the date that is ninety (90) days following the last date on which any portion of the Option or Stock Appreciation Right is scheduled to vest, but in no event beyond the expiration date of the Option or Stock Appreciation Right, and only to the extent the Option or Stock Appreciation Right (or portion hereof) was exercisable was exercisable in accordance with this Section 13(e)(i) and (B) to the extent that the Option or Stock Appreciation Right (or portion hereof) is not exercisable as of the date of such termination of employment, the unvested portion of the Option or Stock Appreciation Right shall continue to vest and become exercisable upon the regular vesting dates that would occur during the twelve (12) month period immediately following the termination of the Participant’s employment as if the Participant continued to be employed by the Company during such period, and the portion of the Option or Stock Appreciation Right that vests pursuant to this clause (B) shall be exercisable for ninety (90) days following the last date on which any portion of the Option or Stock Appreciation Right vests, but in no event beyond the expiration date of the Option or Stock Appreciation Right.

(ii)	the portion of any unvested Shares of Restricted Stock or Restricted Stock Units (and related Dividend Equivalent Rights) that would ordinarily vest within twelve (12) months of the termination of the Participant’s employment shall continue to vest on regularly scheduled vesting dates (as set forth in the Award Agreement) in the same manner as if the Participant continued to be employed by the Company through the applicable vesting dates; provided, that, the Committee may determine, in its sole discretion, that the restrictions on some or all of the Shares of Restricted Stock or Restricted Stock Units held by the Participant as of the date of termination of employment shall immediately lapse.

(iii)	a prorated portion of any unvested Performance Awards (and related Dividend Equivalent Rights) that would have vested on the next scheduled vesting date (as set forth in the Award Agreement) following the Participant’s termination shall vest on the next scheduled vesting date, with the proration to be determined by calculating the product of (i) the quotient of (x) the number of completed months the Participant has been employed since the date of grant or the most recent vesting date, as applicable, divided by (y) the number of months in the current restricted vesting period, multiplied by (ii) the total number of Performance Awards that were scheduled to vest on the next scheduled vesting date (taking into account achievement of applicable performance goals); provided, that, the Committee may determine, in its sole discretion, that the restrictions on some or all of the Performance Awards held by the Participant as of the date of the termination of employment shall immediately lapse. For purposes of the foregoing calculation, a month is complete on the day in the following month that corresponds to the date of grant.

(f)	If the employment, directorship or consultancy of the Participant is terminated due to a Workforce Reduction or a Position Elimination:

(i)	(A) to the extent that any outstanding Option or Stock Appreciation Rights (or portion hereof) are exercisable as of the date of such termination of employment, the Option or Stock Appreciation Rights (or portion hereof) shall be exercisable until the date that is ninety (90) days following the last date on which any portion of the Option or Stock Appreciation Right is scheduled to vest, but in no event beyond the expiration date of the Option or Stock Appreciation Rights, and only to the extent the Option or Stock Appreciation Rights (or portion hereof) was exercisable in accordance with this Section 13(f)(i), and (B) to the extent that the Option or Stock Appreciation Rights (or portion hereof) is not exercisable as of the date of such termination of employment, the unvested portion of the Option or Stock Appreciation Right shall continue to vest and become exercisable upon the regular vesting dates (as set forth in the Award Agreement) that would occur during the twelve (12) month period immediately following the termination of the Participant’s employment as if the Participant continued to be employed by the Company, and the portion of the Option or Stock Appreciation Right that vests pursuant to this clause (B) shall be exercisable for ninety (90) days following the last date on which any portion of the Option or Stock Appreciation Right vests, but in no event beyond the expiration date of the Option or Stock Appreciation Rights.

(ii)	the portion of any unvested Shares of Restricted Stock or Restricted Stock Units (and related Dividend Equivalent Rights) that would ordinarily vest within twelve (12) months of the termination of the Participant’s employment shall continue to vest on regularly scheduled vesting dates (as set forth in the Award Agreement) in the same manner as if the Participant continued to be employed by the Company through the applicable vesting dates; provided, that, the Committee may determine, in its sole discretion, that the restrictions on some or all of the Shares of Restricted Stock or Restricted Stock Units held by the Participant as of the date of termination of employment shall immediately lapse.

(iii)	a prorated portion of any unvested Performance Awards (and related Dividend Equivalent Rights) that would have vested on the next scheduled vesting date (as set forth in the Award Agreement) following the Participant’s termination shall vest on the next scheduled vesting date, with the proration to be determined by calculating the product of (i) the quotient of (x) the number of completed months the Participant has been employed since the date of grant or the most recent vesting date, as applicable, divided by (y) the number of months in the current restricted vesting period, multiplied by (ii) the total number of Performance Awards that were scheduled to vest on the next scheduled vesting date (taking into account achievement of applicable performance goals); provided, that, the Committee may determine, in its sole discretion, that the restrictions on some or all of the Performance Awards held by the Participant as of the date of the termination of employment shall immediately lapse. For purposes of the foregoing calculation, a month is complete on the day in the following month that corresponds to the date of grant.

(g)	Any portion of any Options or Stock Appreciation Rights that is not exercisable at the time of the Participant’s termination of employment and that could not become exercisable after taking into account the provisions of this Section 13 shall be immediately forfeited upon the Participant’s termination of employment. Any portion of any Shares of Restricted Stock, Performance Awards, or Restricted Stock Units (or related Dividend Equivalent Rights) that do not vest in accordance with the provisions of this Section 13 shall be immediately forfeited upon the Participant’s termination of employment.

SECTION 14.  AMENDMENTS AND TERMINATION

14.1.	Board. The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under an Award theretofore granted, without the Participant’s consent, or that without the approval of the Company’s stockholders would:

(i)	except as is provided in Section 4.6, increase the total number of Shares reserved for the purpose of the Plan;

(ii)	change the class of Eligible Individuals eligible to participate in the Plan; or

(iii)	reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights.

14.2.	Committee. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall materially impair the rights of any Participant without his or her consent. Notwithstanding the foregoing, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights and, except as provided in Section 4.6 and with respect to the grant of Substitute Awards, the Committee shall not have the authority to cancel any outstanding Option or Stock Appreciation in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without stockholder approval. The prior sentence shall not prohibit an exchange offer whereby the Company provides certain Participants with an election to cancel an outstanding Option and receive a grant of a new Option at a future date if such exchange offer only occurs with stockholder approval.

SECTION 15.  INTERPRETATION

15.1.	Section 16 Compliance. The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

15.2.	Compliance With Section 409A. All Options and Awards granted under the Plan are intended either not to be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and any guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Option or Award granted hereunder in any manner, or take any other action that it determines, in its sole discretion, is necessary, appropriate or advisable (including replacing any Option or Award) to cause the Plan or any Option or Award granted hereunder to comply with Section 409A of the Code and any guidance issued thereunder or to not be subject to Section 409A of the Code. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A of the Code and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan.

SECTION 16.  GENERAL PROVISIONS

16.1.	The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that, except as provided in Section 13, in no event shall the term of any Option or any Stock Appreciation Right related to any Option exceed a period of ten (10) years from the date of its grant.

16.2.	No Employee or Participant shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

16.3.	The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have complied with the then applicable terms and conditions of such Award.

16.4.	All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

16.5.	Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

16.6.	The Committee is authorized to establish procedures pursuant to which the payment of any Award may be deferred.

16.7.	The Company is authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such withholding taxes by delivery of, or directing the Company to retain Shares. The Company will not issue Shares or Awards until such tax obligations have been satisfied.

16.8.	Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is otherwise required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.9.	The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

16.10.	Awards granted pursuant to the Plan shall be subject to the terms of the recoupment (clawback) policy adopted by the Company as in effect from time to time, as well as any recoupment/forfeiture provisions required by law and applicable to the Company or its Subsidiaries.

16.11.	Nothing contained in this Plan prohibits a Participant from (a) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any government agency or entity, (b) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations or (c) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the Securities and Exchange Commission.

16.12.	If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any relevant jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(As adopted by the Board on February 18, 2026, and approved by the Company’s stockholders on April 16, 2026.)